UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 5, 2018

U.S. ENERGY CORP.

(Exact Name of Company as Specified in its Charter)

Wyoming	000-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

950 S. Cherry Street, Suite 1515, Denver, CO	80246
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement

On January 5, 2018, U.S. Energy Corp. (the “Company”) entered into a common stock sales agreement (the “Sales Agreement”) with Northland Securities, Inc., as agent (“Northland”), pursuant to which the Company may sell from time to time, at its option, shares of its common stock, $0.01 par value per share, having an aggregate offering price of up to $2,500,000 (the “Shares”). Sales of the Shares, if any, will be made under the Company’s previously filed and currently effective Registration Statement on Form S-3 (Registration No. 333-204350) in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). A prospectus supplement relating to the Shares and an accompanying prospectus were filed with the U.S. Securities and Exchange Commission on January 5, 2018 and are a part of the Registration Statement. Interested investors should read the Registration Statement and all documents incorporated therein by reference.

The Company plans to sell Shares, from time to time, to fund working capital and general corporate purposes, which may include the Company’s share of capital expenditures on new wells drilled on the Company’s existing acreage. Coupled with the recently completed deleveraging transaction and previously announced positive settlement of the Statoil dispute, the Company has substantially strengthened its balance sheet and addressed legacy issues to refocus the organization on growing production and reserves.

Northland will use commercially reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company cannot provide any assurances that it will sell any shares of its common stock pursuant to the Sales Agreement and may at any time suspend solicitation and offers pursuant to the Sales Agreement. The Company will pay Northland a commission of 3% of the gross proceeds from the sale of the Shares, if any. Under the terms of the Sales Agreement, the Company may also sell the Shares to Northland as principal for its own account at prices agreed upon at the time of sale. If the Company sells any Shares to Northland as principal, the Company will enter into a separate terms agreement with Northland. The Company has also agreed to provide Northland with customary indemnification rights against certain liabilities, including under the Securities Act. The offering of the Shares will terminate upon the earliest of (a) the sale of all of the Shares or (b) the termination of the Sales Agreement by the Company or Northland. The Company will also reimburse Northland for certain specified expenses in connection with the Sales Agreement.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The opinion of the Company’s counsel regarding the legality of the Shares that will be issued pursuant to the Sales Agreement is also filed herewith as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares discussed herein, nor shall there be any offer, solicitation, or sale of Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are included as part of this Current Report on Form 8-K:

Exhibit No.	Description
1.1	Form of Common Stock Sales Agreement by and between U.S. Energy Corp. and Northland Securities Inc., dated January 5, 2018
5.1	Opinion of Kutak Rock LLP
23.1	Consent of Kutak Rock LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Corp.

Dated: January 5, 2018	By:	/s/ David Veltri
David Veltri
Chief Executive Officer